Exhibit 28(d)(xliv)

AMENDMENT NO. 5 TO THE SUBADVISORY
AGREEMENT

      This AMENDMENT NO. 5 TO THE SUBADVISORY
AGREEMENT (the "Amendment") is effective as of January 20,
2015 by and between SUNAMERICA ASSET MANAGEMENT,
LLC (formerly, SunAmerica Asset Management Corp.), a
Delaware limited liability company (the "Adviser"), and MASSACHUSETTS FINANCIAL SERVICES COMPANY, a
Delaware corporation (the "Subadviser").

WITNESSETH:

      WHEREAS, the Adviser and SUNAMERICA SERIES
TRUST, a Massachusetts business trust (the "Trust"), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the "Advisory Agreement"), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to it which the Adviser may delegate one or more of its duties to a subadviser pursuant to a written subadvisory agreement; and

      WHEREAS, the Adviser and Subadviser are parties to that certain Subadvisory Agreement dated January 1, 1999, as amended, with respect to the Trust; and

      WHEREAS, the parties wish to amend the Subadvisory
Agreement as set forth below.

      NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	 The following provisions are inserted in Section 1 of
the Subadvisory Agreement:

For purposes of this Subadvisory Agreement, the term "Portfolio" shall mean all or a portion of a Portfolio's assets as may be allocated by the Adviser to the Subadviser from time to time.

Upon reasonable request from the Adviser, the Subadviser (through a qualified person) will reasonably assist the Adviser in valuing securities of a Portfolio as may be required from time to time; however, the Adviser acknowledges that the Subadviser is not the pricing or fund accounting agent for the Portfolios and that the Adviser shall assume responsibility for all valuation decisions.

Subadviser is registered with the National
Futures Association as a commodity trading advisor. However, Subadviser will provide commodity trading advice to each Portfolio as if Subadviser were exempt from registration as a commodity trading advisor. The Adviser represents and warrants that it is excluded from the definition of commodity pool operator pursuant to CFTC Regulation 4.5 with respect to each Portfolio, and that Adviser has timely filed a notice of eligibility as required by CFTC
Regulation 4.5 with respect to each Portfolio, and will, during the term of this Subadvisory
Agreement, reaffirm such notice of eligibility as required by CFTC Regulation 4.5. Subadviser acknowledges that the Portfolios are relying on CFTC Regulation 4.5 and shall manage the Portfolios in a manner consistent with the requirements of CFTC Regulation 4.5(c)(iii)(A) or CFTC Regulation 4.5(c)(iii)(B).

2.	The following provision is inserted in Section 8 of the
Subadvisory Agreement:

It is understood that "Massachusetts Financial
Services Company" or "MFS" or any derivative names or logos associated with such name are the valuable property of the Subadviser or some other MFS entity, that the Trust has the right to include such phrase as a part of the name of the series of the Trust managed by the Subadviser or for any other purpose only so long as this Agreement shall continue, and that the Subadviser does, in fact, consent to the use of such name as a part of the name of the series of the Trust identified herein. The Subadviser represents and warrants that the inclusion of "Massachusetts Financial Services Company" or
"MFS" in the name of the series of the Trust identified herein shall not: (i) infringe the title or any patent, copyright, trade secret, trademark, service mark, or other proprietary right of any third party; or (ii) violate the terms of any agreement or other instrument to which Subadviser or any of its affiliates is a party.

None of the Trust, the Portfolio or the Adviser or any affiliate or agent thereof shall make reference to or use the name or logo of the Subadviser or any of its affiliates in any advertising or promotional materials without the prior approval of the Subadviser, prior to first use, which approval shall not be unreasonably withheld. Additionally, if substantive changes are made to such materials thereafter, the Portfolio shall furnish to the Subadviser the updated material for approval prior to first use, which approval shall not be unreasonably withheld. Upon the termination of this Agreement, none of the Trust, the Portfolio or the Adviser or any affiliate or agent thereof shall make reference to or use the name or logo of the Subadviser or any of its affiliates in any advertising or promotional materials.
Notwithstanding the above, for so long as the Subadviser serves as subadviser to the Portfolio, the Trust, the Portfolio and the Adviser may use the name "MFS" in the Registration Statement, shareholder reports, and other filings with the Securities and Exchange Commission, or after the Subadviser ceases to serve as subadviser, if such usage is for the purpose of meeting a disclosure obligation under laws, rules, regulations, statutes and codes, whether state or federal, without the Subadviser's prior consent.

3.	Schedule A to the Subadvisory Agreement is hereby
amended to reflect the addition of the SA JPMorgan
MFS Core Bond Portfolio (f/k/a Total Return Bond
Portfolio), which is the identified Portfolio for purposes of Section 8 of the Subadvisory Agreement. Schedule
A is also attached hereto.






Portfolio(s)
Annual Fee
(as a percentage of the
average
daily net assets the
Subadviser
manages in the portfolio)


SA JPMorgan MFS Core Bond Portfolio (f/k/a
Total Return Bond Portfolio)
[OMITTED}

Subadviser shall manage the SA JPMorgan MFS Core
Bond Portfolio assets, or such portion thereof as may be allocated by the Adviser to the Subadviser from time to time, and shall be compensated as noted above.

4.	Counterparts. This Amendment may be executed
in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

5.	Full Force and Effect. Except as expressly
supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants, and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

6.	Miscellaneous. Capitalized terms used but not
defined herein shall have the meanings assigned to them in the Subadvisory Agreement.

      [Remainder of Page Intentionally Left Blank]
?

      IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Amendment as of the date first above written.


SUNAMERICA ASSET MANAGEMENT LLC
MASSACHUSETTS FINANCIAL SERVICES
COMPANY


By:   /s/ PETER A. HARBECK
Name:	Peter A. Harbeck
Title:	President and Chief Executive Officer
By:  /s/ CAROL W. GEREMIA
Name: 	Carol W. Geremia
Title: 	Executive Vice President



SCHEDULE A

Effective January 20, 2015

Portfolio(s)
Annual Fee
(as a percentage of the average
daily net assets the Subadviser
manages in the portfolio)


MFS Massachusetts Investors Trust Portfolio
0.375% first $250 million
0.350% next $250 million
0.325% next $1 billion
0.250% over $1.5 billion


MFS Total Return Portfolio
0.375% first $500 million
0.350% next $250 million
0.320% next $250 million
0.300% over $1 billion


Telecom Utility Portfolio
0.375% first $250 million
0.325% next $500 million
0.300%  next $750 million
0.250% over $1.5 billion


Blue Chip Growth Portfolio
0.325% first $50 million
0.225% next $100 million
0.200% next $350 million
0.150% over $500 million


SA JPMorgan MFS Core Bond Portfolio (f/k/a Total
Return Bond Portfolio)
[OMITTED}

- 6 -
P:\SunAmerica Series Trust\Annual Updates\2015 Update\485a Filing\ Exhibits\Exhibit 28(d)(xliii) - SAST MFS Amendment No 5 to
Subadvisory Agreement (01-20-15).docx
1012380